CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               CYBER DIGITAL, INC.

               (Under Section 805 of the Business Corporation Law)


         Cyber Digital, Inc. a corporation organized and existing under the laws of the State of New York (the "Corporation"), does hereby certify as follows:

1.       The name of the corporation is Cyber Digital, Inc.

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of New York on April 4, 1983.

3. The amendment of the Certificate of Incorporation of the Corporation effected by this certificate of amendment is as follows:

                  To add provisions stating the number, designation, relative rights, preferences, and limitations of the shares of the Series C Preferred Stock, as fixed by the Board of Directors of the Corporation.

4. To accomplish the foregoing amendment, Article Fourth of the Certificate of Incorporation of the Corporation, relating to the aggregate number of shares which the Corporation is authorized to issue and classes thereof, is hereby amended as follows:

                  (i) A new Part C shall be added to Article Fourth, after the end of Section 12 of Part B of such Article Fourth, which new Part C shall read in its entirety as follows:

Part C.  Series C Preferred Stock.

         One Thousand Two Hundred (1,200) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Corporation are hereby designated Series C Preferred Stock, par value $.05 per share. (References to section numbers in this Part C of Article FOURTH of the Certificate of Incorporation ("Part C") shall refer only to such sections in this Part C of Article

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FOURTH,  unless otherwise expressly stated herein.) The Series C Preferred Stock shall possess the rights and preferences set forth below:

         Section 1. Designations and Amounts. The shares of such series shall have a par value of $.05 per share and shall be designated as Series C Preferred Stock (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be One Thousand (1,000). The Series C Preferred Stock shall be offered at a purchase price of One Thousand Dollars ($1,000.00) per share (the "Original Series C Issue Price").

         Section 2. Rank. The Series C Preferred Stock shall rank: (a) junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series C Preferred Stock (collectively, the "Senior Securities"); (b) prior to all of the Corporation's Common Stock, $.01 par value per share ("Common Stock"); (c) prior to any class or series of capital stock of the Corporation hereafter created not specifically ranking by its terms senior to or on parity with any Series C Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (d) on parity with the Series A Preferred Stock and Series B Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions") and as to dividends.

         Section 3.        Dividends.

                           3.1  Cumulative  Dividends.  The  holders of Series C
Preferred Stock (the "Series C Holders") shall be entitled to receive, out of funds legally available therefor, cumulative annual dividends at an annual rate per share equal to six percent (6%) of the Original Series C Issue Price. Such dividends shall accrue on each share of Series C Preferred Stock from day to day from the date of issue and shall be cumulative until paid upon liquidation, dissolution or winding up of the Corporation within the meaning of Section 4 hereof or upon redemption as provided in Section 6 hereof or until such share is converted into Common Stock as provided in Section 5 hereof, and such dividends shall so accrue whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If such cumulative dividends in respect of any prior or current annual dividend period shall not have been declared and paid, then the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart with respect to any class of the Corporation's capital stock, now or hereafter outstanding. Cumulative dividends with respect to shares of Series C Preferred Stock which are accrued, payable and/or in arrears shall be paid on May 21 of each year commencing on May 21, 2000 and each May 21 thereafter being referred to herein as a "Dividend Payment Date"), to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly thereafter as assets become legally available therefor; any partial payment will be made to the Series C Holders pro rata in accordance with their holdings of such shares. On any Dividend Payment Date dividends on shares of Series C Preferred Stock may

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be paid through the issuance of  additional  shares of Series C Preferred  Stock equal in number to the amount of such dividends divided by $1,000.

                           3.2  Reservation of Stock Issuable as Dividends.  The
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the payment of dividends on the Series C Preferred Stock as provided in Section 3.1, such number of shares of Series C Preferred Stock as shall from time to time be sufficient to effect such payment on all outstanding shares of Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect such payment on all outstanding shares of Series C Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of such number of shares as shall be sufficient for such purpose.

         Section 4.        Liquidation Preference.

                           4.1 In the event of any  liquidation,  dissolution or
winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series C Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Certificate of Incorporation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (a) the Original Series C Issue Price for each outstanding share of Series C Preferred Stock and (b) an amount equal to all accrued and unpaid dividends thereon, whether or not declared, since the date of issue up to and including the date full payment shall have been tendered to the Series C Holders with respect to such liquidation, dissolution or winding up (collectively, the "Series C Liquidation Amount"). If, after the occurrence of any such liquidation, dissolution or winding up and payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the holders of the Series C Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series C Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series C Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Certificate of Incorporation.

                           4.2 Upon the completion of the distribution  required
by Section 4.1, if assets remain in the Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation's Certificate of Incorporation.

         Section 5. Conversion. The Series C Holders shall have conversion rights as follows (the "Conversion Rights"):

                           5.1  Holders'  Right to  Convert.  Each holder of any
share of Series C Preferred Stock shall be entitled to convert such share of Series C Preferred Stock, at any time after the issuance of such share by the Corporation, into a number of fully-paid and non-

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assessable  shares of Common Stock of the Corporation equal to the quotient that is obtained when the Original Series C Issue Price for such share plus any accrued and unpaid dividends on such share is divided by the applicable Conversion Price. As used herein, the phrase "Conversion Price" shall mean either of the following: (1) where the Notice of Conversion with respect to such share is delivered to the Corporation not more than ninety calendar days after the issuance of such share by the Corporation, $6.00 (the "Fixed Conversion Price"); or (2) where the Notice of Conversion with respect to such share is delivered to the Corporation more than ninety calendar days after the issuance of such share by the Corporation, the lesser of (x) the Fixed Conversion Price and (y) eighty-five percent (85%) of the average Closing Price of the Corporation's Common Stock for the five trading days immediately preceding the Date of Conversion, but not less than fifty percent (50%) of the Fixed Conversion Price (the "Variable Conversion Price").

                           The phrase "Closing Price," as used with reference to
shares of Common Stock on any specified date, shall mean (a) the last reported sale price per share of Common Stock on such date on the OTC Electronic Bulletin Board, or if no longer traded thereon, on the Nasdaq Small Cap Market or the Nasdaq National Market, or if not traded on the Nasdaq Small Cap Market or the Nasdaq National Market, the last reported sale price on the principal national securities exchange or the automated quotation system on which the Common Stock is so traded or (b) if such OTC Electronic Bulletin Board or Nasdaq or other automated quotation system shall report only asked and bid prices, or if there shall have been no sale of Common Stock on such date so reported, then the average of the last reported asked price and the last reported bid price of Common Stock. The Conversion Price shall be adjusted from time to time in accordance with this Section 5.

                    5.2 Automatic Conversion. Each share of Series C Preferred Stock shall, on the third anniversary of the issuance of such share by the Corporation, be automatically converted into that number of fully-paid and non-assessable shares of Common Stock of the Corporation equal to the quotient that is obtained when the Original Series C Issue Price for such share plus any accrued and unpaid dividends on such share is divided by the Variable Conversion Price. Such date shall be deemed the Date of Conversion with respect to such conversion.

                    5.3 Mechanics of Conversion.

                           5.3.1  General.  In order to  convert  any  shares of
Series C Preferred Stock into shares of Common Stock, the holder of such shares shall (a) telecopy, at or prior to 11:59 p.m., New York City time (the "Conversion Notice Deadline") on the date of conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Corporation at the office of the Corporation or its designated Transfer Agent for the Series C Preferred Stock stating that such holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series C Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and

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

(b) surrender to a common carrier or the United States Postal Service, for delivery to the office of the Corporation or the Transfer Agent, the original certificates representing the shares of Series C Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or such holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of Section 5.3.2). Upon receipt by the Corporation of a telecopy of a Notice of Conversion, the Corporation shall within three business days send, via telecopier, a confirmation of receipt of the Notice of Conversion to such holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Corporation whom such holder should contact regarding information related to the conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation shall promptly issue to such holder the number of Shares that are not disputed and shall submit the disputed calculations to its outside accountant (the "Accountant") via telecopier within five business days of receipt of such holder's Notice of Conversion. The Corporation shall cause the Accountant to perform the calculations and notify the Corporation and such holder of the results no later than 48 hours from the time it receives the disputed calculations. The Accountant's calculation shall be deemed conclusive absent manifest error.

                           5.3.2   Lost,   Stolen,    Destroyed   or   Mutilated
Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) representing shares of Series C Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder thereof contemporaneously requests the Corporation to convert such Series C Preferred Stock into Common Stock.

                           5.3.3 Delivery of Common Stock Upon  Conversion.  The
Corporation or the Transfer Agent (as applicable) shall, no later than the close of business on the fourth business day (the "Deadline") after receipt by the Corporation or Transfer Agent of a telecopy of a Notice of Conversion and receipt by the Corporation or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for indemnification or security in the case of lost, stolen or destroyed certificate(s), if required), issue and surrender to a common carrier or the United States Postal Service for either overnight or (if delivery is outside the United States) two day delivery (or the shortest period of time in which a recognized international carrier can deliver) to the converting holder at the address of such holder as shown on the stock records of the Corporation a certificate for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

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                           5.3.4  Cash  in  Lieu  of  Fractional   Shares.   The
Corporation may, if it so elects, issue fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series C Preferred Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Series C Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Closing Price on the Date of Conversion. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series C Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series C Preferred Stock being converted.

                           5.3.5  Date  of  Conversion.  The  date  on  which  a
conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in the Notice of Conversion, provided (a) that the copy of the Notice of Conversion is sent by telecopier to the Corporation at or prior to 11:59 p.m., New York City time, on the Date of Conversion, and (b) that the original Preferred Stock Certificates representing the shares of Series C Preferred Stock to be converted are surrendered by depositing such certificates with a common carrier or the United States Postal Service, for delivery to the office of the Corporation or the Transfer Agent and/or, if any of such Preferred Stock Certificates have been lost, stolen or destroyed, the holder of such shares complies with Section 5.3.2. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion. If the original Preferred Stock Certificates representing the shares of Series C Preferred Stock to be converted are not received by the Corporation or the Transfer Agent, or if such holder fails to comply with
Section 5.3.2, as the case may be, within ten business days after the Date of Conversion, or if the telecopy of the Notice of Conversion is not received by the Corporation or its Transfer Agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Corporation's option, may be declared null and void.

                    5.4 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred
Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose; provided, however, that the taking of such action shall not affect the Corporation's liability, if any, for damages arising as a result of its failure to have a sufficient number of shares reserved.

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                    5.5 Adjustment of Common Stock Issuable Upon Conversion.

                           5.5.1 Adjustment Due to Stock Split,  Stock Dividend,
Etc. If the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, subdivision of shares or other similar event, the Fixed Conversion Price and Conversion Price shall each be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price and the Conversion Price shall each be proportionately increased. In addition, if any such event shall have taken place during the reference period for determination of the Variable Conversion Price, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five trading days immediately preceding the Date of Conversion.

                           5.5.2 Adjustment Due to Merger,  Consolidation,  Etc.
If, at any time when any shares of Series C Preferred Stock are outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity or there is a sale of all or substantially all the Corporation's assets or there is a change of control transaction not deemed to be a liquidation pursuant to Section 4.3, then each Series C Holder shall thereafter have the right to receive upon conversion of Series C Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which such Series C Holder would have been entitled to receive in such transaction had the Series C Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series C Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Series C Conversion Price and of the number of shares issuable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this Section 5.6.2 unless (a) it first uses its best efforts to give notice thereof to each Series C Holder 30 days prior to, and in any event gives notice thereof to each Series C Holder at least 5 days prior to, the record date of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time each Series C Holder shall be entitled to convert its shares of Series C Preferred Stock into Common Stock) and (b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation under this Part C, including this Section 5.6.2.

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                           5.5.3  Calculation of Adjustments.  In computing each
adjustment to the Conversion Price, the result shall be rounded to the nearest thousandth of a cent, and such adjustment shall be made separately in each instance, and in the event the adjustment therefrom results in a change of the Conversion Price of less than $0.01, then no adjustment to such then applicable Conversion Price shall be made, but the amount of said adjustment calculated thereby shall be carried forward to successive occasions until such adjustments in the aggregate equal or exceed $0.01.

         Section 6.        Redemption.

                    6.1      Corporation's Right to Redeem Generally.

                           6.1.1 General Redemption Right. The Corporation shall
have the right, in its sole discretion, to redeem, from time to time, any or all of the Series C Preferred Stock pursuant to this Section 6.1 (any such redemption being referred to herein as a "General Redemption") at a redemption price for each such share so redeemed equal to its Redemption Price, as defined in Section 6.2; provided, that the Corporation shall deliver, at least 10 trading days advance written notice of such redemption as provided in Section
6.2.2. If the Corporation elects to redeem some, but not all, of the shares of Series C Preferred Stock, the Corporation shall redeem a pro rata amount from each holder of the Series C Preferred Stock, and each such holder may specifically designate which of its shares of such Series C Preferred Stock shall be so redeemed.

                           6.1.2   Mechanics  of  Redemption  at   Corporation's
Election.  If the  Corporation  desires to effect a redemption  pursuant to this
Section 6.1, it shall deliver prior written notice of such redemption ("Notice of General Redemption") to the holders of the Series C Preferred Stock, at the address and telecopier number of such holder appearing in the Corporation's register for the Series C Preferred Stock and (b) the Transfer Agent, which Notice of General Redemption shall be deemed to have been delivered three business days after the Corporation's mailing (by overnight or two day carrier), with a copy sent by telecopier to each such holder on the date of such mailing, of such Notice of General Redemption. Such Notice of General Redemption shall indicate (a) the number of shares of Series C Preferred Stock that have been selected for redemption, (b) the date which such redemption is to become effective (the "Date of General Redemption"), which shall be a date not less than 10 trading days following the date such Notice of General Redemption is delivered and (c) the applicable Redemption Price.

                           6.1.3   Holder's    Right   to   Block    Redemption.
Notwithstanding the foregoing provisions of this Section 6.1, each Series C Holder may, by delivering a Notice of Conversion pursuant to Section 5.3 within seven trading days following such holder's receipt of a Notice of General Redemption, convert any or all of such holder's shares selected for redemption.

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                    6.2 Redemption  Price.  The redemption  price payable by the
Corporation upon redemption of any share of Series C Preferred Stock pursuant to
Section 6.1 shall be an amount (the "Redemption Price") equal to 120% of the Original Series C Issue Price, plus all unpaid dividends on such share accrued from the date of issuance to the date of such redemption.

                    6.3 Payment of Redemption Price.

                           6.3.1 Each holder of any shares of Series C Preferred
Stock being redeemed under this Section 6 shall send Preferred Stock Certificates evidencing such shares to the Corporation or its Transfer Agent, and the Corporation shall cause the applicable Redemption Price for each such share to be paid to such holder, in full, on the Date of Redemption, provided that the Corporation shall not be obligated to deliver the Redemption Price for any such share until the Preferred Stock Certificate evidencing such share is delivered to the Corporation or its Transfer Agent, or, in the event such certificate has been lost, stolen, mutilated or destroyed, until the holder of such share has complied with Section 5.3.2.

         Section 7. Voting Rights. Except as otherwise provided by New York law, the holders of the Series C Preferred Stock shall have no voting power whatsoever, and shall not be entitled, as such, to vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled, as such, to receive notice of any meeting of the shareholders.

         To the extent that under New York law the vote of the holders of Series C Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, as the case may be, represented at a duly held meeting at which a quorum is present or by written consent of a majority of the outstanding shares of Series C Preferred Stock, as the case may be, (except as otherwise may be required under New York law) shall constitute the approval of such action by the class. To the extent that under New York law the holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date on which a Conversion Price is calculated. Holders of the Series C Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's ByLaws and applicable statutes.

         Section 8. Status of Redeemed or Converted Stock. In the event any shares of Series C Preferred Stock shall be redeemed or converted, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series and shall not be issuable by the Corporation as Series C Preferred Stock.

7. The foregoing amendments to the Certificate of Incorporation were authorized at a duly-held meeting of the Board of Directors of the Corporation, pursuant to the authority expressly vested in it in the Corporation's Certificate of Incorporation.

         IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed this 28 day of May, 1999, by the undersigned who affirms that the statements stated herein are true under penalties of perjury.



                                         /s/ J.C. Chatpar
                                         -----------------------
                                         J.C. Chatpar, President



/s/ Jack P. Dorfman
--------------------------
Jack P. Dorfman, Secretary